Exhibit 10.1

MEMO

DATE: May 22, 2012

FROM: David Kugelman, Atlanta Capital

TO: Gerald Sullivan, Sibling

RE: Series Stock Issuance

On March 30, 2012, I entered into an agreement with SIBE for the purchase of certain shares of the Company's series stock. At the time I believed I would have the time and resources to fulfill a commitment to SIBE in consideration of the shares. Since then I have had a significant change in my allocation of time and resources and can no longer fulfill the commitment to SIBE. I would like to return and cancel the shares which were issued to me, through my Atlanta Capital entity. I have not been delivered a certificate yet, so please simply cancel the agreement I provided in the purchase.

I wish you the best of luck on your future, and please keep me informed of your progress.

Sincerely,

/s/ David Kugleman

David Kugelman

Atlanta Capital